UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
  UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.


                                           Commission File Number: 1-9915
                                                                   ------


                       Gaylord Container Corporation
 -------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


  500 Lake Cook Road, Suite 400, Deerfield, Illinois 60015 (847) 405-5500
---------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


             Class A Common Stock, par value $0.0001 per share
                      Redeemable Exchangeable Warrants
--------------------------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
--------------------------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(l)(i)   |X|     Rule 12h-3(b)(1)(i)   |X|
              Rule 12g-4(a)(1)(ii)  |_|     Rule 12h-3(b)(1)(ii)  |_|
              Rule 12g-4(a)(2)(i)   |_|     Rule 12h-3(b)(2)(i)   |_|
              Rule 12g-4(a)(2)(ii)  |_|     Rule 12h-3(b)(2)(ii)  |_|
                                            Rule 15d-6            |X|


         Approximate number of holders of record as of the certification or notice date:


       Class A Common Stock - 2; Redeemable Exchangeable Warrants - 8
------------------------------------------------------------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934 Gaylord Container Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:       April 5, 2002             By:  /s/ M. Richard Warner
       -------------------------          --------------------------------
                                          Name:  M. Richard Warner
                                          Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.